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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement of El Paso Natural Gas Company ("El Paso") on Amendment No. 1 to Form S-4 (File No. 333-49863) of our report dated March 12, 1998, on our audits of the consolidated financial statements and the financial statement schedule of El Paso as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in El Paso's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the references to our firm under the headings "Summary Selected Consolidated Financial Data of El Paso," "Selected Historical Consolidated Financial Data of El Paso" and "Experts" in this Registration Statement.


/S/  COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.

HOUSTON, TEXAS

JUNE 16, 1998